EXHIBIT 21

                                 SUBSIDIARIES OF
                              APPLE COMPUTER, INC*




                                        Jurisdiction of
Name                                    Incorporation

Apple Computer A. B.                    Sweden
Apple Computer B.V.                     Netherlands
Apple Computer France S.A.R.L.          France
Apple Computer, Ltd., Cork              Ireland
Apple Computer, Inc. Limited            Ireland
Apple Computer Limited                  Ireland
Apple Computer (UK) Ltd.                United Kingdom
Apple Japan, Inc.                       Japan
























 *Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Apple Computer, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.





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